                                                                    EXHIBIT 99.1


                          GENELINK RECEIVES U.S. PATENT
                    FOR ITS DNA-BASED SKIN HEALTH ASSESSMENT

JERSEY CITY, NJ -- (BUSINESS WIRE) -- MAY 14TH, 2007-- GeneLink, Inc. (OTCBB:
GNLK) announced today that the Unites States Patent Office issued GeneLink a patent for its proprietary method for assessing skin health in humans. U.S. Patent number 7,211,383, entitled "Kits and Methods for Assessing SKIN HEALTH." was granted on May 1, 2007. This is the latest patent to be granted from a family of patent applications filed by GeneLink in the U.S. and abroad.

GENELINK'S SKIN HEALTH ASSESSMENT is a DNA-based test used to genetically predict an individual's risk for a variety of age-associated skin conditions including: premature aging due to excessive oxidative stress, collagen breakdown, photo aging and the skin's ability to tolerate environmental pollutants.

"The granting of this patent further confirms GeneLink's confidence in it's ongoing research and the commercial potential of its technology," says Monte Taylor, Jr., GeneLink's CEO. "Just as important, GeneLink is continuing to develop 'genetically guided product solutions' to help consumers reduce or prevent the risks measured by GeneLink's tests."

Based on the analysis of key genes, GeneLink's DNA tests provide information that enables the customization of skin-care products, nutritional products, and health maintenance regimens that can be personalized to meet individual consumer's need.

GeneLink's mission is to utilize the latest genetic information and applied technologies to provide services that can help improve the quality of life.

GeneLink's (patented and patent pending) portfolio of genetic assessment also includes: Oxidative Stress; Comprehensive Cardio; Lipid Metabolism; Bone Density, Healthy Aging; and CoQ10 Efficiency tests. GeneLink markets to companies that manufacture or distribute to the $100 Billion plus health care, nutritional supplement and skin-care industries. Through its subsidiary, DERMAGENETICS(R), it markets its DNA ULTRACUSTOM system of skin-care products.

For more information visit www.genelink.info; for more information about Dermagenetics, visit www.dermagenetics.com

This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GNLK disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:
Monte Taylor, CEO
113 Pavonia Ave #313, Jersey City NJ, 07310
800-558-4363
email: mtaylor@genelink.info